IntelGenx Corp. Receives Buprenorphine/Naloxone Sublingual Film Product Patent Infringement Complaint

SAINT LAURENT, QUEBEC--(Newsfile Corp. – August 26, 2013) - IntelGenx Corp. (TSX-V:IGX) (OTCQX:IGXT ("IntelGenx") previously announced the submission to the U.S. Food and Drug Administration ("FDA") of an Abbreviated New Drug Application (“ANDA”) filing for approval of a generic formulation of buprenorphine and naloxone Sublingual Film, which had been submitted by Par Pharmaceutical Companies, Inc., our commercialization partner for this product. The reference listed drug is Suboxone® (buprenorphine and naloxone) Sublingual Film. On August 20, 2013, IntelGenx learned that, in response to filing of the ANDA, it was named as a codefendant in a lawsuit pursuant to Paragraph IV litigation filed by Reckitt Benckiser Pharmaceuticals and Monosol RX in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent Nos. 8,475,832 and 8,017,150, each of which relate to Suboxone®. IntelGenx believes the ANDA product does not infringe those or any other patents, and will vigorously defend itself in this matter. Since Paragraph IV litigation is a regular part of the ANDA process, IntelGenx does not expect any unanticipated impact on our already planned development schedule.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of severe depression, hypertension, erectile dysfunction, benign prostatic hyperplasia, migraine, insomnia, idiopathic pulmonary fibrosis, allergies and pain management. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Horst G. Zerbe,
President and CEO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com